Exhibit 14.1

PENNYMAC FINANCIAL SERVICES, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.                                        INTRODUCTION

Commitment

The Code of Business Conduct and Ethics (this “Code”) of PennyMac Financial Services, Inc. (together with our subsidiaries, the “Company”) applies to each director, officer, employee and manager of the Company and its subsidiaries (collectively, “Company Personnel”) and establishes an expectation that business will be conducted for the benefit of all Company stakeholders, including shareholders, customers, directors, suppliers, fellow employees, and the surrounding communities.

The Company is committed to honesty and fair dealing.  Our obligation to operate within the law is just the beginning of our ethical commitment.  This Code guides our behavior and underscores basic principles supporting good judgment, personal honesty, and sound business ethics.

No employee will suffer any adverse effects to their job or career as a result of raising an ethical concern.  Likewise, no employee ever helps the Company by acting unethically.  Our success at the Company depends on individual knowledge, understanding, and daily practice of this Code.

Principles

•                  We treat all persons with dignity and respect.

•                  We deal fairly and honestly with every person and entity we come in contact with in the course of our business activities.

•                  We do not pursue any business opportunity that would require any violation of the law or this Code.

•                  We exercise good judgment, so that our actions are ethical in both fact and appearance.

II.                                   PUTTING THIS CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About this Code of Business Conduct and Ethics

We at the Company are committed to the highest standards of business conduct in our relationships with each other, with companies with which we do business and with our shareholders and others.  This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics.  This Code helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. This Code operates in conjunction with, and in addition to, the policies of PennyMac Mortgage Investment

Trust (“PMT”).  PNMAC Capital Management, LLC (the “Manager”) acts as PMT’s external manager pursuant to a management agreement by and among PMT, PennyMac Operating Partnership, L.P. (the “Operating Partnership”) and the Manager, and PennyMac Loan Services, LLC (the “Servicer”) acts as PMT’s loan servicer pursuant to a loan servicing agreement by and between the Operating Partnership and the Servicer.  The Manager, the Operating Partnership and the Servicer are each affiliates of the Company.  This Code describes standards of conduct for all Company Personnel.  Company Personnel may also be subject to the code of ethics applicable to PMT, any other entities that the Company manages and any subsidiary of the Company.

The purpose of this Code is to deter wrongdoing and to promote:

(i)                                                        honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)                                                     full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications;

(iii)                                                  compliance with applicable laws, rules and regulations;

(iv)                                                 prompt internal reporting of violations of this Code to appropriate persons identified in this Code, and;

(v)                                                    accountability for adherence to this Code.

Our business depends on the quality of the Company’s reputation and in turn on all of us to exhibit integrity and engage only in principled business conduct.  Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.  Employees of the Company are employed at-will except when they are covered by an express, written employment agreement.  This means that an employee may choose to resign his or her employment at any time, for any reason or for no reason at all.  Similarly, the Company may choose to terminate an individual’s employment at any time, for any legal reason or for no reason at all.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages.  If questions arise, ask them; if there are ethical concerns, raise them.  The Company’s Chief Administrative and Legal Officer, and where applicable, specified members or committees of the Company’s board of directors (the “Board”), are responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer questions and provide guidance and for all to report suspected misconduct.  Our conduct must reflect the Company’s values, demonstrate ethical leadership and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

III.                              RESPONSIBILITY TO OUR ORGANIZATION

Company Personnel are expected to dedicate their best efforts to the business of the Company and to avoid any conflicts with the interests of the Company.

Conflicts of Interest

The identification and management of all conflicts of interest must be fundamental considerations in all of your business related activities.  Broadly speaking, a conflict of interest may be present whenever your interests are inconsistent with, or appear to be inconsistent with, those of the Company.  Conflicts of interest, if not properly addressed, can cause serious harm to the Company.  Even the mere appearance of a conflict of interest (i.e., where no conflict may actually exist) can result in potentially irreversible damage to the Company’s reputation.  As such, it is the responsibility of each of us to help in the effort to identify actual or potential conflicts of interest associated with the Company’s business and promptly bring any such issues to the attention of the Company’s Chief Administrative and Legal Officer.

In order to maintain the highest degree of integrity in the conduct of the Company’s business and to maintain independent judgment, Company Personnel must avoid any activity or personal interest that creates or appears to create a conflict between personal interests and the interests of the Company.  A conflict of interest occurs when the individual’s private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole.  A conflict situation can arise when the individual takes actions or has interests that make it difficult for the individual to perform his or her work objectively and effectively.  Company Personnel should never act in a manner that could cause them to lose their independence and objectivity or that could adversely affect the confidence of the companies with which we do business or fellow Company Personnel, or the integrity of the Company or its procedures.  Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

•                  Improper Personal Benefits from the Company.  Conflicts of interest arise when Company Personnel, or members of the family of Company Personnel, receive improper personal benefits as a result of a position with the Company or PMT, as appropriate.  Company Personnel may not accept any benefits from the Company that have not been duly authorized and approved, if required, pursuant to Company policy and procedures.

•                  Business Arrangements with the Company.  Other than in their roles as employees, members, officers, directors and/or trustees of the Company, PMT and/or their affiliates, Company Personnel may not participate in a joint venture, partnership or other business arrangement with the Company, without the prior approval of a majority of the Company’s independent directors.

•                  Outside Employment or Activities.  Other than employment with, or being a member of, or serving as an officer or director of, the Company, PMT and/or their affiliates or with the prior written consent of the Company’s Chief Administrative and Legal Officer, simultaneous employment with any other entity, serving as a director of a significant competitor of the Company, serving as a director of any entity in which the Company is invested or engaging in any activity that Company Personnel should reasonably expect to advance a competitor’s interests is strictly prohibited.  It is the responsibility of such person to consult with the Company’s Chief Administrative and Legal Officer to determine whether a planned activity will compete impermissibly with any of the Company’s business activities before you pursue the activity in question.

•                  Charitable, Government and Other Outside Activities.  The Company encourages all Company Personnel to participate in projects and causes that further the welfare of our local communities.  However, Company Personnel must obtain the prior written approval of the Company’s Chief Administrative and Legal Officer before serving as a director of any not-for-profit, for-profit or other entity or before running for election or seeking appointment to any government-related position.

•                  Family Members Working In The Industry.  Company Personnel may find themselves in a situation where their spouse or significant other, one or more of their children, parents or in-laws, or someone else with whom they have a familial relationship is employed by a competitor of the Company or a company with which we do business.  Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest.  There are several factors to consider in assessing such a situation.  Among them: the relationship between the Company and the other company; the nature of the employee’s, executive officer’s or director’s responsibilities with respect to the Company and those of the other person; and the access each of them has to their respective employer’s confidential information.  Such a situation, however harmless it may appear, could arouse suspicions among associates that might affect working relationships.  The very appearance of a conflict of interest can create problems, regardless of the propriety of the individual’s behavior.

To remove any such doubts or suspicions, Company Personnel must disclose their specific situation to the Company’s Chief Administrative and Legal Officer to assess the nature and extent of any concern and how it can be resolved.  In some instances, any risk to the Company’s interests is sufficiently remote that the Company’s Chief Administrative and Legal Officer may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.  Directors must disclose their specific situation to the Chairman of the Board.

•                  Potential Company Conflicts of Interest.  There are a variety of situations in which the Company itself may be viewed as having a conflict of interest.  Ultimately, each of us is responsible for helping to identify Company-related conflicts of interest and promptly raising them with the Company’s Chief Administrative and Legal Officer.

Company Opportunities

Company Personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  Company Personnel may not take for themselves personally opportunities that are discovered through the use of Company property, information or position or use Company property, information or position for personal gain.  Nor may they compete with the Company in any manner if doing so would breach their fiduciary obligations to the Company.

Entertainment, Gifts and Gratuities

When Company Personnel are involved in making business decisions on behalf of the Company, their decisions must be based on uncompromised objectivity of judgment.  Individuals interacting with any person who has business dealings with the Company (including companies with which the Company does business, competitors, contractors and consultants) must conduct such activities in the best interest of the Company.  Company Personnel must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence decisions about the Company’s best interests.

•                  Receipt of Gifts and Entertainment.  Company Personnel must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence their business decisions on behalf of the Company.  They must never request or ask for gifts, entertainment or any other business courtesies from people doing business with the Company.  Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; are not excessive in value (i.e., do not exceed $250) unless the fair market value above such amount is paid by the individual; are properly reported by the individual (if applicable); and are given and accepted without an express or implied understanding that the individual is in any way obligated by his or her acceptance of the gift.  Gifts that are outside these guidelines may not be accepted without the prior written approval of the Company’s Chief Administrative and Legal Officer or in the case of directors, from the Chairman of the Board.  Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor.  Loans (not including loans at market rates from financial institutions made in the ordinary course of business) from any counter-party, or entity in which the Company has an interest, are prohibited.

•                  Offering Gifts and Entertainment.  When the Company is providing a gift, entertainment or other accommodation in connection with Company business, it must do so in a manner that is in good taste and without excessive expense.  Company Personnel may not furnish or offer to furnish any gift that goes beyond the common courtesies associated with accepted business practices or that are excessive in value.  The above guidelines for receiving gifts should be followed in determining when it is appropriate to give gifts and when prior written approval is necessary.  Companies with which we do business likely have gift and entertainment policies of their own.  We must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government.  There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees.  Company Personnel are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without the prior written approval of the Company’s Chief Administrative and Legal Officer or, in the case of a director, of the Chairman of the Board.  For more information, see the section of this Code entitled “Interacting with Government.”

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

Company Personnel who encounter an actual or potential conflict of interest, face a situation where declining the acceptance of a gift may jeopardize a Company relationship, are requested to pay a bribe or provide a kickback or encounter a suspected violation of this Code must immediately report the situation to the Company’s Chief Administrative and Legal Officer or, in the case of directors, to the Chairman of the Board.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  We should take measures to prevent damage to and theft or misuse of Company property.  When an individual leaves the Company, all Company property must be returned to the Company.  Incidental and occasional personal use of the Company’s electronic mail and telephone systems is permitted.  However, please be aware that even personal messages on the Company’s computer and telephone systems are Company property and individuals therefore have no expectation of personal privacy in connection with their use of these resources, except as specifically authorized in this Code or elsewhere.

Company Books and Records

All Company documents must be completed accurately, truthfully and in a timely manner, including all travel and expense reports.  When applicable, documents must be properly authorized.  The Company’s financial activities must be recorded in compliance with all applicable laws and accounting practices.  The making of false or misleading entries, records or documentation is strictly prohibited.  Company Personnel must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention

In the course of its business, the Company produces and receives large numbers of documents.  Numerous laws require the retention of certain Company documents for various periods of time.  The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records.  The Company’s policy is to identify, maintain, safeguard and destroy or retain, as applicable, all records in the Company’s possession on a systematic and regular basis.

An individual who learns of a subpoena or a pending or contemplated litigation or government investigation should immediately contact the Company’s Chief Administrative and

Legal Officer.  The individual must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until he or she is advised by the Company’s Chief Administrative and Legal Officer as to how to proceed.  The individual must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages).  Destruction of such records, even if inadvertent, could seriously prejudice the Company.  Any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the Company’s Chief Administrative and Legal Officer.

Confidential Information

Company Personnel may learn, to a greater or lesser degree, facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors.  Sensitive information such as data of companies with which we do business, the terms offered or prices charged and marketing or strategic plans are examples of the Company’s confidential information or trade secrets.  Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or companies with which we do business, if disclosed.  During the course of performing their responsibilities, individuals may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies that the Company may be under an obligation to maintain as confidential.

Individuals must maintain the confidentiality of information entrusted to them by the Company or companies with which the Company does business, except when disclosure is authorized or legally mandated.  Company Personnel who possess or have access to confidential information or trade secrets must:

•                  not use the information for their benefit or the benefit of persons inside or outside the Company or PMT.

•                  carefully guard against disclosure of that information to people outside the Company.  For example, such matters should not be discussed with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

•                  not disclose confidential information to other Company Personnel unless such Company Personnel need the information to carry out business responsibilities.

Confidentiality agreements are commonly used when the Company needs to disclose confidential information to others.  A confidentiality agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information.  If, in doing business with persons not employed by or otherwise providing services to the Company, an individual foresees that he or she may need to disclose confidential information, he or she should call the Company’s Chief Administrative and Legal Officer and discuss the utility of entering into a confidentiality agreement.

The obligation to treat information as confidential does not end when an individual leaves the Company.  Upon separation from the Company, everything that belongs to the Company, including all documents and other materials containing Company and customer confidential information must be returned.  Confidential information must not be disclosed to a new employer or to others after separation from the Company.

Likewise a previous employer’s confidential information must not be disclosed to the Company.  Of course, individuals may use general skills and knowledge acquired during their previous employment.

Trademarks, Copyrights and Other Intellectual Property

•                  Trademarks.  Company Personnel must always properly use our trademarks and advise the Company’s Chief Administrative and Legal Officer of infringements by others.  Similarly, the trademarks of third parties must be used properly.

•                  Copyright Compliance.  All software or programs created by Company Personnel in connection with their association with the Company or provision of services to the Company are “works for hire” and are the sole property of the Company.  Company Personnel understand that they have no right, title or interest in any intellectual property created by them in connection with their employment or provision of services to the Company unless otherwise expressly agreed to in writing by the Company’s Chief Administrative and Legal Officer.

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws.  It is a violation of those laws and of the Company’s policies to make unauthorized copies of or derivative works based upon copyrighted materials.  The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of some of its computer software from outside companies.  In most instances, this computer software is protected by copyright.  Company Personnel may not make, acquire or use unauthorized copies of computer software.  Any questions concerning copyright laws should be directed to the Company’s Chief Administrative and Legal Officer.

•                  Intellectual Property Rights of Others.  It is Company policy not to infringe upon the intellectual property rights of others.  When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s website, if any, individuals must do so properly and in accordance with applicable law.

Computer and Communication Resources

The Company’s computer and communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to individuals and the Company.  It is extremely important that Company Personnel take all necessary measures to secure their computer and any computer or voicemail passwords.  All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software.  If an individual has any reason to believe that his or her password or the security of a Company computer or communication resource has in any manner been compromised, he or she must change the password immediately and report the incident to the Company’s Chief Administrative and Legal Officer.

When we are using Company resources to send e-mail, voicemail or to access Internet services, we are acting as representatives of the Company.  Any improper use of these resources may reflect poorly on the Company, damage its reputation and expose the individual and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the organization are the property of the Company and are intended for use by Company Personnel to conduct the Company’s business.  All e-mail, voicemail and personal files stored on Company computers are Company property.  Company Personnel should therefore have no expectation of personal privacy in connection with these resources.  The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy.  Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money.  Even personal messages on the Company’s e-mail and voicemail systems are Company property.

Company resources must not be used in a way that may be disruptive or offensive to others or unlawful.  At all times when sending e-mail or transmitting any other message or file, individuals should not transmit comments, language, images or other files that the Company would be embarrassed to have read by any person.  Remember that “private” e-mail messages are easily forwarded to a wide audience.  In addition, do not use these resources in a wasteful manner.  Unnecessarily transmitting messages and other files wastes not only computer resources but also the time and effort of Company Personnel who then have to sort and read through unnecessary email.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Insider Trading

You are generally prohibited by Company policy and by law from buying or selling publicly traded securities for any purpose at a time when you are in possession of “material nonpublic information.”  This conduct is known as “insider trading.” Passing such information on to someone who may buy or sell securities — known as “tipping” — is also illegal.  Information is considered “material” if a reasonable investor would consider it important in arriving at a decision to buy, sell or hold securities.  If you have any question about whether a particular transaction may constitute insider trading, you should consult our Policy Against Insider Trading which has been provided to you and, prior to trading, consult with the Company’s Chief Administrative and Legal Officer.

Responding to Inquiries from Press and Others

Company Personnel who are not official spokespersons for the Company may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a representative of the Company or about the Company’s business unless specifically authorized to do so by the Company’s Chief Executive Officer.  Requests for financial or other information about the Company from the media, the press, the financial community, shareholders or the public should be referred to the Company’s Managing Director, Corporate Communication or the Company’s Chief Financial Officer.  Requests for information from regulators or the government should be referred to the Company’s Chief Administrative and Legal Officer.

IV.                               FAIR DEALING

The Company depends on its reputation for quality, service and integrity.  The way we deal with competitors and companies with which we do business molds our reputation, builds long term trust and ultimately determines our success.  Company Personnel should endeavor to deal fairly with the Company’s competitors and their employees and companies with which we do business and their employees.  We must never take unfair advantage of others through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

V.                                    INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging that may be provided to government officials and government employees.  Company Personnel are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without the prior written approval of the Company’s Chief Administrative and Legal Officer.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate.  Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Company’s Chief Administrative and Legal Officer.

Work time may be considered the equivalent of a contribution by the Company.  Therefore, Company Personnel will not be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate.  Nor will the Company compensate or reimburse them, in any form, for a political contribution that they intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity.  Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, Company Personnel must notify the Company’s Chief Administrative and Legal Officer before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and the laws of many other countries prohibit the Company and Company Personnel and agents from giving or offering to give money or anything of value to a foreign official, a foreign political party, a party official or a candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business or to secure any improper advantage.  A foreign official is an officer or employee of a government or any department, agency or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities.  Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal.  The FCPA prohibits giving or offering to give “anything of value.” Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms.  Indirect payments made through agents, contractors or other third parties are also prohibited.  Company Personnel may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials.  Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like.  However, determining what is a permissible “facilitating” payment involves difficult legal judgments.  Therefore, Company Personnel must obtain permission from the Company’s Chief Administrative and Legal Officer before making any payment or gift thought to be exempt from the FCPA.

VI.                               IMPLEMENTATION OF THIS CODE

Responsibilities

While each of us is individually responsible for putting this Code to work, we need not go it alone.  The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Company’s Chief Administrative and Legal Officer.  A statement acknowledging compliance with this Code must be signed by all Company Personnel.

Seeking Guidance

This Code cannot provide definitive answers to all questions.  If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor, the Company’s Chief Administrative and Legal Officer or the other resources identified in this Code.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, this Code or the Company’s related policies, you must immediately report that information to the Company’s Chief Administrative and Legal Officer.  No one will be subject to retaliation because of a good faith report of suspected misconduct.

Special Disclosure and Consent Provisions with Respect to Directors

With respect to directors, in each instance in this Code where disclosure is required to be made to, or consent is required to be obtained from, the Company’s Chief Administrative and Legal Officer and is not otherwise specifically required to be made to or obtained from the Chairman, the Board or a committee thereof, then such disclosure or consent shall be required to be made to, or obtained from, the Company’s Chief Administrative and Legal Officer and the Chairman.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible.  It is imperative that reporting persons not conduct their own preliminary investigations.  Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery.  Subject to applicable law and agreements, Company Personnel who violate this Code and/or other Company policies and procedures may be subject to disciplinary action, up to and including termination of their association with the Company, and if the complaint involves an employee, officer or trustee of PMT, the Company may also notify PMT of the matter, as appropriate.

Waivers of this Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver.  Waivers of this Code for directors and executive officers may be made only by the Board as a whole or one of the committees of the Board and must be promptly disclosed to shareholders as required by the New York Stock Exchange or any other law or regulation.  Waivers of this Code for other Company Personnel may be made by the Company’s Chief Executive Officer or the Company’s Chief Financial Officer and only upon such person making full disclosure in advance of the initiation or continuation of the conduct in question.  This Code may be amended or modified at any time by the Board.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business.  It is not intended to and does not create any rights in any officer, director, employee, client, supplier, competitor, shareholder or any other person or entity.

Remember

Ultimate responsibility to assure that the Company complies with the many laws, regulations and ethical standards affecting our business rests with each of us.  You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Company’s policies and guidelines pertaining to them.

ACKNOWLEDGMENT FORM

I have received and read the PennyMac Financial Services, Inc. Code of Business Conduct and Ethics, and I understand its contents.  I agree to comply fully with the standards, policies and procedures contained in this Code and the Company’s related policies and procedures.  I understand that I have an obligation to report to the Company’s Chief Administrative and Legal Officer any suspected violations of this Code of which I am aware.  I acknowledge that this Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Printed Name

Signature

Date